Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Senior Managing Director

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2011 THIRD

QUARTER RESULTS

¡	Exceeds Third Quarter Earnings per Diluted Share Guidance; Achieves EPS of $0.27

¡	Declares Quarterly Cash Dividend of $0.075 per Share

¡	Lowers Interest Rate and Extends Term of Current Credit Agreement

EL SEGUNDO, Calif., November 1, 2011 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported financial results for the fiscal 2011 third quarter and nine months ended October 2, 2011.

For the fiscal 2011 third quarter, net sales were $234.7 million, compared to net sales of $231.8 million for the third quarter of fiscal 2010. Same store sales decreased 0.1% for the third quarter of 2011 versus the comparable period last year, when same store sales increased 2.0% over the prior year. Sales results reflect continued weakness in the consumer environment, which contributed to a decrease in customer traffic, partially offset by an increase in the average sales ticket.

Gross profit for the fiscal 2011 third quarter was $77.0 million, compared to $77.4 million in the third quarter of the prior year. The Company’s gross profit margin was 32.8% in the fiscal 2011 third quarter versus 33.4% in the third quarter of last year. The decrease in gross profit margin primarily resulted from a decline of 40 basis points in merchandise margins, reflecting the impact of promotional activities and product cost inflation.

Selling and administrative expense as a percentage of net sales was 28.8% in the fiscal 2011 third quarter versus 28.6% in the third quarter of the prior year. Overall selling and administrative expense increased $1.2 million during the quarter from the prior year due primarily to an increase in store-related expenses as a result of new store openings.

Net income for the third quarter of fiscal 2011 was $5.8 million, or $0.27 per diluted share, versus net income of $6.8 million, or $0.31 per diluted share, for the third quarter of fiscal 2010.

For the 39-week period ended October 2, 2011, net sales were $675.4 million compared to net sales of $670.1 million in the 39 weeks ended October 3, 2010. Same store sales decreased 0.9% in the first 39 weeks of fiscal 2011 versus the comparable period last year. Net income was $11.7 million, or $0.53 per diluted share, including a $0.02 non-cash impairment charge, for the first 39 weeks of fiscal 2011, compared to net income of $16.6 million, or $0.76 per diluted share, for the first 39 weeks of last year.

“We are pleased to have exceeded our earnings guidance for the third quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “The earnings upside was driven by better than expected merchandise margins and favorable operating expenses. After a soft start to the quarter that we believe was largely attributable to unfavorable weather conditions in many of our markets, sales trends improved during August and September and we comped up in the low single-digit range over the back half of the quarter. We produced positive same store sales in both our apparel and footwear categories for the quarter, while our hardgoods category comped slightly down.”

Mr. Miller continued, “While we are pleased to report that positive sales trends have continued into the fourth quarter, we should note that consumer spending during the upcoming holiday season remains highly unpredictable. We are encouraged by our new merchandise and marketing initiatives and remain focused on identifying opportunities to broaden the reach of both our product and customer base.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.075 per share of outstanding common stock, which will be paid on December 15, 2011 to stockholders of record as of December 1, 2011.

Guidance

For the fiscal 2011 fourth quarter, the Company expects same store sales in the positive low to low-mid single-digit range and earnings per diluted share in the range of $0.12 to $0.24. The Company’s sales guidance is subject to the impact of consumer demand during the important holiday selling period, for which there is a large degree of uncertainty. A material improvement or decline in the overall consumer environment could materially impact the Company’s performance relative to this guidance. The Company’s earnings guidance assumes continued merchandise margin pressure resulting from product cost inflation. For comparative purposes, the Company’s earnings per diluted share for the fourth quarter of fiscal 2010 were $0.18, including a charge of $0.07 per diluted share related to legal matters.

Store Openings

The Company opened three new stores during the third quarter of fiscal 2011, bringing its store count at the end of the quarter to 398 stores. The Company has opened two new stores during the fourth quarter to date, and anticipates opening an additional six new stores over the remainder of the fourth quarter. Excluding stores closed as part of relocations that began last year, the Company now expects to open 11 net new stores during fiscal 2011.

Amended Credit Facility

On October 31, 2011, the Company amended the terms of its existing $140 million revolving credit facility to, among other things, extend the term of the facility to October 2016, reduce the interest rates charged on borrowings, reduce the fee charged for the unused portion of the facility and modify provisions for restricting certain payments and investments. Following the amendment, LIBO rate loans under the credit facility will bear interest based on LIBO rates plus a variable margin rate of 1.50% to 2.00% based on the remaining availability under the credit line.

Conference Call Information

The Company will host a conference call and audio webcast today, November 1, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. EDT) to discuss financial results for the fiscal 2011 third quarter. To access the conference call, participants in North America should dial (888) 461-2014, and international participants should dial (719) 325-2187. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through November 15, 2011 by calling (877) 870-5176 to access the playback; pass code is 3707046.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 400 stores in 12 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, litigation risks, disruption in product flow, changes in interest rates, credit availability, and higher costs associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 2, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2011. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

		October 2, 2011		January 2, 2011
ASSETS

Current assets:
Cash and cash equivalents	$	4,723	$	5,620
Accounts receivable, net of allowances of $89 and $201, respectively		9,014		15,000
Merchandise inventories, net		280,041		254,217
Prepaid expenses		7,708		7,588
Deferred income taxes		8,220		9,447

Total current assets		309,706		291,872

Property and equipment, net		76,826		81,333
Deferred income taxes		13,360		12,396
Other assets, net of accumulated amortization of $314 and $69, respectively		2,153		2,322
Goodwill		4,433		4,433

Total assets	$	406,478	$	392,356

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$	91,607	$	94,818
Accrued expenses		53,542		64,392
Current portion of capital lease obligations		1,636		1,925

Total current liabilities		146,785		161,135

Deferred rent, less current portion		22,892		24,349
Capital lease obligations, less current portion		2,570		1,569
Long-term debt		69,116		48,313
Other long-term liabilities		6,359		6,264

Total liabilities		247,722		241,630

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 23,477,865 and 23,315,832 shares, respectively; outstanding 21,994,570 and 21,832,537 shares, respectively		235		233
Additional paid-in capital		99,191		97,910
Retained earnings		80,696		73,949
Less: Treasury stock, at cost; 1,483,295 shares		(21,366)		(21,366)

Total stockholders' equity		158,756		150,726

Total liabilities and stockholders’ equity	$	406,478	$	392,356

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

		13 Weeks Ended				39 Weeks Ended
		October 2, 2011		October 3, 2010		October 2, 2011		October 3, 2010

Net sales	$	234,680	$	231,753	$	675,411	$	670,102

Cost of sales		157,691		154,337		454,497		448,170

Gross profit		76,989		77,416		220,914		221,932

Selling and administrative expense (1)		67,484		66,301		201,590		194,366

Operating income (1)		9,505		11,115		19,324		27,566

Interest expense		632		603		1,838		1,370

Income before income taxes (1)		8,873		10,512		17,486		26,196

Income taxes		3,056		3,689		5,804		9,588

Net income (1)	$	5,817	$	6,823	$	11,682	$	16,608

Earnings per share: (1)
Basic	$	0.27	$	0.32	$	0.54	$	0.77

Diluted	$	0.27	$	0.31	$	0.53	$	0.76

Dividends per share	$	0.075	$	0.05	$	0.225	$	0.15

Weighted-average shares of common stock outstanding:
Basic		21,689		21,580		21,660		21,539

Diluted		21,791		21,845		21,874		21,873

(1) In the second quarter of fiscal 2011, the Company recorded a pre-tax non-cash impairment charge of $0.6 million related to certain underperforming stores. This charge reduced net income by $0.4 million, or $0.02 per diluted share. This impairment charge is included in selling and administrative expense in the consolidated statement of operations for the 39 weeks ended October 2, 2011. No impairment charges were recognized in fiscal 2010.